Exhibit 16.1

June 5, 2013

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

RE: ATHENS BANCSHARES CORP & CIK # 0001472093

Dear Sir or Madam:

Effective as of June 1, 2013, we are the successor to Hazlett, Lewis & Bieter, PLLC (HLB), which was the independent registered public accounting firm of Athens Bancshares Corp (the Company).

We have read the statements made by the Company pursuant to Item 4.01 of Form 8-K, which we understand will be filed with the Securities and Exchange Commission as part of the Form 8-K dated June 5, 2013. We agree with the Company’s statements concerning HLB and our firm in such Form 8-K.

Very truly yours,

/s/ Mauldin & Jenkins, LLC

MAULDIN & JENKINS, LLC